Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-208354) of VistaGen Therapeutics, Inc. of our report dated June 24, 2016, relating to the consolidated financial statements of VistaGen Therapeutics, Inc., which appears in this Annual Report on Form 10-K.

/s/ OUM & CO. LLP

San Francisco, California
June 24, 2016